EXHIBIT 99.1
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                                   BMCA NEWS

Building Materials Corporation of America        1361 Alps Road, Wayne, NJ 07470
                                                                    973 628-3000

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FOR IMMEDIATE RELEASE

FOR MORE INFORMATION, CONTACT BUILDING MATERIALS CORPORATION OF AMERICA AT 973-317-5960


                 BMCA PROPOSES BUSINESS COMBINATION TO ELKCORP
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November 6, 2006 - Building Materials Corporation of America ("BMCA"), North
America's largest roofing manufacturer, which operates under the name GAF Materials Corporation, today sent a letter to Thomas D. Karol, Chairman of the Board of Directors and Chief Executive Officer of ElkCorp (NYSE: ELK) indicating its interest in pursuing a business combination with ElkCorp at an all cash price to be negotiated.

The letter sent today to Mr. Karol by BMCA follows:




Mr. Thomas D. Karol
Chairman of the Board and Chief Executive Officer
ElkCorp
14911 Quorum Drive, Suite 600
Dallas, Texas  75254-1491

Dear Tom:

                  As we advised you last week and again on our Sunday conference call, we have a strong interest in pursuing a business combination with Elk at an all cash price to be negotiated. We believe that a combination of our two companies provides Elk shareholders with the opportunity to realize full value for their shares because of the unique synergies that exist between our two businesses which are an excellent fit for each other. For this same reason, the combination will provide significant benefits to Elk customers and employees.

                  As you know, in addition to the extremely difficult operating environment we in the roofing industry now confront -- resulting from unprecedented asphalt costs, margin erosion, and excess inventories -- the industry faces significant long-term challenges as well. It is now readily apparent that, in the last few years, aberrational demand from weather-related events temporarily obscured the impact of higher costs and slowing industry growth, especially in the maturing market for laminated shingles. In our view, consolidation is the only logical response to these conditions.

                  We have always held Elk and its employees in the highest regard, having known each other as competitors, suppliers, and friends. In recent months, we have carefully studied this combination and believe that Elk and BMCA are uniquely complementary. The limited overlap among customers and distribution channels, as well as the geographic fit of our companies' respective facilities, offer an opportunity to enhance the combined company's competitive position by achieving economies of scale and improving our ability to respond to customer needs to a degree that would not be available to either company on a stand-alone basis or with any other partner.

                  As a combined company, we would lead the industry as the lowest-cost roofing manufacturer in the country, able to deliver product quickly and efficiently to customers in every section of the country. Our customers would also benefit from access to the most comprehensive product offering in roofing, the industry's oldest and most developed contractor programs, and two of the industry's most trusted and respected brand names. Finally, bringing together our companies' world-class employees, who have driven exceptional

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innovation and strong historical growth at both our companies, will ensure that the combined company competes effectively in the marketplace whatever challenges we face going forward.

                  We have invested a significant amount of time and money in the evaluation of a transaction between our companies. Since our companies have known each other for many years, we are quite familiar with your business, as we know that you are with ours. With your cooperation, after conducting reasonable confirmatory due diligence, we expect to be in a position to promptly provide an appropriate offer to you and your shareholders. As discussed on our conference call, we are willing, of course, to execute a customary confidentiality agreement. In addition, you should know that as a result of our discussions with lenders, we are confident that satisfactory financing for the transaction is readily available and our offer will not be subject to a financing contingency.

                  Finally, you should be aware that we and our advisers have thoroughly considered the antitrust implications of this transaction, and we are highly confident that there will not be any antitrust impediments to completion. In that regard, we are filing today a Hart-Scott-Rodino notification with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice.

                  We are sorry that the New York Marathon prevented our meeting in person yesterday, but we appreciated the opportunity to present our proposal by teleconference instead. I look forward to our continued discussions.

                                           Sincerely,


                                           /s/ Robert B. Tafaro

                                           Robert B. Tafaro
                                           President and Chief Executive Officer



P.S. I am enclosing a copy the 13D filing reflecting our Elk stake.

Enclosure

cc:  The ElkCorp Board of Directors



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BMCA INFORMATION

Building Materials Corporation of America, which operates under the name of GAF Materials Corporation, is an indirect subsidiary of G-I Holdings Inc. With annual sales in 2005 approximating $2.0 billion, BMCA is North America's largest manufacturer of residential and commercial roofing products and specialty building products.

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This news release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any ElkCorp shares, and is not a solicitation of a proxy.

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FORWARD-LOOKING STATEMENTS

This release contains some forward-looking statements as defined by the federal securities laws which are based on our current expectations and assumptions, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, projected or implied. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.